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FOR IMMEDIATE RELEASE                   For More Information Contact:
                                        Mark A. Roberts
                                        Vice President Finance
                                        (413) 568-9141

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          WORONOCO BANCORP, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTOR

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WESTFIELD, MA--JULY 17, 2000--Woronoco Bancorp, Inc. (the "Company") (AMEX:WRO),
the holding company for Woronoco Savings Bank (the "Bank") announced today that Carmen Mascaro has been appointed to the Board of Directors of the Company. Mr. Mascaro succeeds Paul Tsatsos who recently resigned due to other business commitments.

Cornelius D. Mahoney, Chairman, President and CEO commented, "We are pleased to have Mr. Mascaro join the Board as Woronoco continues to face the challenges of being a public company. Mr. Mascaro's experience as an executive with a Fortune 500 company will be invaluable."

Carmen Mascaro joined Stanhome Inc., a manufacturer, distributor and seller of a broad line of home care items and personal care and other products headquartered in Westfield, Massachusetts, in 1971. He served as the Worldwide Corporate Treasurer until the Enesco Group, Inc., the parent company of Stanhome, consolidated its operations into its home offices in Illinois in 1999.

Prior to joining Stanhome, Mr. Mascaro was employed by Combustion Engineering of Windsor, Connecticut. He served as a Corporator of Woronoco Savings Bank from 1994 to 1999. Mr. Mascaro currently is a resident of Simsbury, Connecticut where he is active in the community.

Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. Woronoco Savings Bank provides a wide variety of financial products and services through its 11 branch offices located throughout Hampden and Hampshire Counties in Western Massachusetts. For more information regarding the Bank's products and services, and for Woronoco Bancorp, Inc. investor relations information, please log onto our web site at www.woronoco.com.